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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 14A
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:
[  ] Preliminary Proxy Statement
[  ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-
     6(e)(2))
[  ] Definitive Proxy Statement
[X]  Definitive Additional Materials
[  ] Soliciting Material Pursuant to Rule 14a-12


                          BATTLE MOUNTAIN GOLD COMPANY

                (Name of Registrant as Specified In Its Charter)



    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)  Title of each class of securities to which transaction applies: N/A
        (2)  Aggregate number of securities to which transaction applies: N/A
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
             N/A
        (4)  Proposed maximum aggregate value of transaction:  N/A
        (5)  Total fee paid:  N/A

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:



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   Set forth below is the text of a letter to the stockholders of Battle
Mountain Gold Company which was mailed to such stockholders on or about December 18, 2000.

                                    *  *  *

                              [LETTERHEAD OF BMG]


                               IMPORTANT REMINDER
                               ------------------

Dear Battle Mountain Gold Stockholder:

  Your proxy has not yet been received for the Special Meeting to be held on Friday, January 5, 2001. No matter how many or how few shares you own, your vote is important.

  At the Special Meeting, you will be asked to consider and vote upon the proposed merger between Battle Mountain Gold Company and a wholly owned subsidiary of Newmont Mining Corporation.

  As explained in greater detail in the definitive proxy statement/prospectus which was previously sent to you, the Board of Directors, after careful consideration, recommends that you vote "FOR" the approval of the merger agreement at the Special Meeting. The reasons for the proposed merger, and the bases for the Board's recommendation, are outlined in the definitive proxy statement/prospectus. Stockholders are urged to read the definitive proxy statement/prospectus in its entirety because it contains important information on the proposed merger.

  Please take the time today to sign, date and return the enclosed duplicate proxy in the postage paid envelope as soon as possible. Please execute a proxy whether or not you intend to attend the Special Meeting in person.

  If you have any questions or if you would like an additional copy of the definitive proxy statement/prospectus free of charge, please contact Battle Mountain's proxy solicitor, Mackenzie Partners, Inc. at 800-322-2885 or collect at 212-929-5500.

  Your vote is important. Thank you for your support.

                                     Sincerely,



                                     /s/ John A. Keyes
                                     John A. Keyes
                                     President and Chief Operating Officer